Exhibit p.4

Reviewed January 2020

CASPIAN CAPITAL

CODE OF ETHICS

This Code of Ethics (the “Code”) of Caspian Capital LP (“Caspian” or “we”) applies to all of our directors, officers and employees, and of any affiliate through which we may provide investment advice (“Covered Persons”).

The Code consists of two parts. Part A mainly establishes the ethical and related standards specifically required by Rule 204A-1 of the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act (the “IAA”) and SEC Rule 17j-1 under the Investment Company Act of 1940 (the “ICA”). Part B establishes additional ethical and related standards that enhance the required standards and reflect our culture and operations.

We are committed to the highest standards of integrity, honesty, fairness, and trustworthiness in all dealings with our clients and our related activities—in addition to full compliance at all times with applicable law. To achieve this, each Covered Person must observe the Code standards—both in their letter and spirit—in all his Caspian activities.

Some of the more important general aspects of this Code are:

•	If you have any question about this Code, such as the meaning of any Code provision or its applicability to you, you should contact our Chief Compliance Officer (“CCO”).

•	If you wish to raise any concern about a Code provision, we encourage you to do so, in any of the manners described herein.

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If you become aware of a violation of this Code, or of any other Caspian policy or of a law applicable to us, you must report the violation. And we encourage you to report possible violations. The Code provides several ways in which you may report, including anonymously.

•	Where this Code prohibits specified types of conduct, it prohibits any form of direct or indirect engagement in the conduct, such as through family members, friends or other third parties.

•	A violation of this Code, even though not a violation of law, can be grounds for disciplinary action, including termination.

•	When the Code refers to a “client” of Caspian, it means any person with whom we have any type of investment advisory or counseling relationship, including any mutual fund we manage.

Any waiver of a Code provision must be obtained in advance and may be granted only by the CCO.

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PART A—RULE 204A-1 STANDARDS

This Part contains the business conduct, securities law compliance, access person reporting and other provisions required by SEC Rule 204A-1.

1. Standards of Business Conduct

As a Covered Person, you represent Caspian. Your interactions with our clients, sub-advisors, brokers, vendors and other Caspian business relationships doing business or seeking to do business with Caspian (“Caspian Relationships”), and all other persons must reflect our values and ethics. In all such contacts, it is important to observe certain standards of conduct. You should treat each Caspian Relationship with respect and professionalism. We are committed to honest and fair dealing with all Caspian Relationships. You should not take unfair advantage of any person through misrepresentation, omission, concealment, abuse of confidential or privileged information, or any other unfair practice.

(a) At all times, each employee must place the interests of advisory clients first;

(b) All personal securities transactions of each employee must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility; and

(c) No employee should take inappropriate advantage of his or her position at Caspian, by, for example, utilizing confidential or proprietary information of Caspian or an advisory client for the employee’s personal benefit.

2. Conflicts of Interest

Your business decisions must always be in the best interests of Caspian and our clients. Avoid any business, financial or other relationship that might conflict with those interests or create an appearance of conflict. Avoid situations that could compromise your independent judgment, but if a problem arises handle it forthrightly and honorably. Following is a list of areas where conflicts are probably most likely to arise, and our policies regarding those areas.

Outside Businesses. We and our clients expect our employees to devote all or substantially all of their professional time and efforts to Caspian. Your involvement in an outside business (e.g., employment, consulting, or serving as a director, trustee, officer or partner of any other for-profit business or non-profit organization) could conflict with our or our clients’ interests. Accordingly, you must obtain the CCO’s prior written approval of all such activity. It could also be a conflict if your immediate family member is involved in a business that may conflict with our or our clients’ interests (e.g., your spouse works for a counterparty we trade with). You must report all such involvements to the CCO.

Financial Relationships. If you or an immediate family member has a “Financial Relationship” (see below) with a Caspian Relationship, that relationship could conflict with the interests of us or our clients, or create an appearance of impropriety. You may maintain the financial relationship only with the prior written approval of the CCO. By “Financial Relationship” we mean an equity or other investment (but not an investment in publicly-traded securities that does not represent more than 1% of such securities or more than 25% of your gross income), a loan or loan guarantee, receipt of services, or any other financial benefit. The CCO shall periodically ask Covered Persons whether they have such Financial Relationships.

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Caspian Business Opportunities. You must never take for yourself a business opportunity that belongs to us or our clients, such as an investment with a limited supply.

Gifts and Entertainment. Gifts, favors, entertainment and other such inducements may be attempts to obtain favorable treatment. Accepting such inducements could raise doubts about your ability to make independent business judgments and our commitment to treating clients fairly. And note that certain inducements could constitute bribes, payoffs or kickbacks, which are illegal.

You may accept gifts or entertainment, such as promotional items and business meals with a value of $200 or less, if they are in line with accepted business practice, could not be construed as potentially influencing your business judgment or creating an obligation on your part, and if public knowledge thereof would not embarrass you or us. When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis.

However, all $200+ gifts of must be reported to the CCO, who will determine if you may keep the gift or must return it or whether it should more appropriately become Caspian property. Solicitation of gifts is prohibited.

You may never accept cash (or cash equivalents, such as gift cards). You may not benefit personally from any Caspian activity, such as an investment by us for a client, our selection or use of a firm as a broker or counterparty for client transactions, or our purchase of goods or services.

These policies apply equally to giving. Gifts and entertainment for current or prospective Caspian Relationships should be consistent with customary business practice. They should be avoided where they might compromise our integrity, for example where they might be viewed as intended to obtain business from prospective clients (see B.1. below). You should limit business-related gifts to items having a nominal value.

You may pay for or accept entertainment that is valued at $200 or less in connection with your Caspian activities, such as an occasional meal or entertainment. If you are invited to a meeting or special event (such as a pro-am golf tournament), which involves similar offers to large numbers of people from the same type of business, you may attend only with prior CCO approval. Entertainment with a value of $200 or greater requires pre-approval by the CCO.

In addition, unless approved by the CCO, you are prohibited from giving or receiving gifts or entertainment in excess of $500 per individual per calendar year from any single giver/provider where such payment is in relation to the business of Caspian.

3. Compliance with Applicable Securities and Related Laws

We strive to comply fully with all securities and other laws applicable to us. You must always comply with the letter and spirit of those laws in all your activities. You should become knowledgeable about the securities laws related to your job responsibilities, and generally familiar with the securities laws applicable to us. Noted below are some of the securities and related laws that particularly apply to us and our Covered Persons.

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Anti-fraud. You may not engage, directly or indirectly, in fraudulent conduct in the purchase or sale of a security held or to be acquired by a client (including a mutual fund client), including employing any device, scheme or artifice to defraud the client; making any untrue statement of a material fact to the client or omitting to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or engaging in any manipulative practice with respect to the client.

Insider Trading. Securities laws generally prohibit trading securities while in possession of material non-public information (“MNPI”) about the issuer of the securities, or from passing such MNPI to others who might use it to trade the securities, and we as a company strictly prohibit such conduct. Accordingly, you must never buy or sell the securities of any company while in possession of MNPI about the company, and you must never pass along such MNPI to others who might use it to engage in such transactions.

Front-Running. Securities laws generally prohibit the “front-running” of a securities transaction made by us for a client or on our own behalf, and we as a company strictly prohibit this conduct. Front- running is taking a long or short position in a security with knowledge that the position or a similar position will soon be taken by us for itself or a client. The effect of the front-running transaction is to take advantage of material non-public information that can reasonably be expected to have an immediate and favorable impact on the front-running position. Front-running can increase the cost, or decrease the selling price, of the position to the client.

SEC Investment Adviser Requirements. As an SEC-registered investment adviser (“RIA”), we and our Covered Persons are subject to various securities law requirements specific to RIAs. These RIA requirements are addressed in our Compliance Manual.

Bribery and Rebates. We forbid bribery in any form in all our business dealings. No Caspian assets may be used for any bribe, kickback or other unlawful payment anywhere in the world or under any circumstances. The purchase or sale of goods and services on our behalf must not lead to Covered Persons receiving personal kickbacks or rebates, which can take many forms and are not limited to direct cash payments. In general, neither you nor your family may stand to gain personally from a Caspian transaction in which you are involved.

Foreign Corrupt Practices Act. No payments of Caspian money, gifts, services, entertainment or anything else of value may be offered or made available in any amount to any government official or employee including representatives of sovereign funds or government pension plans. Such payments or offers are not legal in the U.S., and should not be made in other countries even if legal there, if they violate U.S. law (notably the FCPA), regardless of the nationality of the recipient. The FCPA applies to us and prohibits certain payments to foreign government officials for the purpose of obtaining, retaining, or directing business.

4. Personal Securities Transactions

We are subject to specific SEC requirements regarding the personal trading of securities by Covered Persons who are “Access Persons” (see below). Thus, this Code contains reporting and other requirements for these individuals (see below). We have also established various additional requirements, as set forth below, relating to personal trading of securities.

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This Policy includes a general prohibition on personal trading. If you have any questions as to whether a personal securities transaction is appropriate, you should start with the assumption it is prohibited. Unless a provision of this policy creates an exception, you must forego the trade.

General. If we designate you an “Access Person” (an “AP”) you must send the CCO both “transaction” and “holdings” reports with respect to your “reportable securities.” These are securities in which you have a “beneficial ownership interest,” other than “exempt securities”. You also must obtain the prior written approval of the CCO of any purchase of a security in a “private offering.” See the definitions of the quoted terms below.

Access Person (“AP”). An AP is any Covered Person who provides investment advice on our behalf and is subject to our supervision and control and who (a) has access to nonpublic information about our purchase or sale of securities for any client or about the portfolio holdings of any “ Investment Fund” (see below) managed by us, (b) is involved in making securities recommendations for any Caspian clients or (c) has access to such recommendations that are nonpublic.

All Caspian employees are presumed to be APs, but this presumption can be rebutted if the facts warrant.

The CCO shall determine who is an AP, notify individuals of their AP status, maintain a current list of APs, review holdings and transaction reports, and generally administer the AP requirements.

Definitions

Exempted Securities are (a) an interest in a money market fund, (b) an interest in an open- end mutual fund (other than a mutual fund managed by us), (c) an interest in a unit investment trust that invests exclusively in open-end mutual funds none of which are managed by us, a (d) direct obligation of the U.S. government, (e) a bank certificate of deposit, (f) a banker’s acceptance, (g) commercial paper, (h) a high quality short-term debt instrument, (i) a repurchase agreement, (j) direct real estate investments, (k) broad based ETFs and/or options on underlying broad based ETFs, (l) commodities (e.g. gold bars) and/or options on underlying commodities, (m) currencies, such as US Dollars or euros, or (n) cryptocurrencies, such as Bitcoin or Ether, which are virtual or digital representation of value and cryptocurrency tokens which are purchased through a blockchain platform.

Beneficial Ownership Interest is any sharing in the profits from a transaction in a security, whether directly or indirectly. An AP is presumed to have such an interest in an account owned by an immediate family member (e.g., spouse, child, in-law, parent, sibling or domestic partner) sharing the same household as the AP, but this presumption can be rebutted. An AP generally has a beneficial interest in accounts held by his minor children.

An AP specifically has such an interest in a trust of which he is a beneficiary, a settlor or a trustee with power to revoke the trust, or in stock owned by another person but where he has the right to receive distributions from the stock. An AP also has such an interest if he has the right to acquire securities through the exercise or conversion of any security, whether or not the right is currently exercisable.

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In addition, an AP has a beneficial interest in an account of (a) a partnership of which he is a limited or general partner or (b) an LLC or corporation where he is a member, managing member or controlling owner. An AP does not have a beneficial interest in the securities owned by a mutual fund he holds.

Control is the power to exercise a controlling influence, and is presumed where a person owns 25% or more of the voting securities of an entity.

Discretionary Account and or Blind Trust is an account or trust where the investment decisions for your account or trust will be handled by an adviser or trustee respectively.

Investment Fund is any investment company registered under the Investment Company Act of 1940 that we serve as an investment adviser, or any other investment company that is controlled by or under common control with us or the adviser or principal underwriter of which controls us.

Prohibited or Restricted Investment Transactions means that an AP may not acquire (i) any security in an initial public offering, (ii) PIPEs, (iii) debt securities of public issuers, or (iv) options/derivatives on public equity. In certain cases, exceptions may be made for prohibited transactions, but only upon prior request to the CCO; thus pre-approval is required even for prohibited transactions.

Reportable Security means any transaction in a Security in which you have, or by reason of the transaction will acquire, a Beneficial Ownership Interest.

Security is a broad term that generally includes any stock or other equity security, bond or other debt security, interest in a limited partnership or LLC, or other financial instrument.

Initial and Annual Holdings Report. Each AP must also submit a “holdings report” to the CCO. You must submit your initial report within 10 days after becoming an AP. The initial report must show all of your Reportable Securities holdings as of a date no more than 45 days before you became an AP. The annual update must similarly be current as of a date no more than 45 days before you submit the update.

In most cases, you can satisfy the initial filing and annual update requirement by submitting copies of your brokerage account statements, since they typically show holdings as well as transactions. However, if you hold reportable securities that are not shown on the account statements, such as interests in private investment partnerships, you must separately report those holdings.

A form is available from the CCO for you to do so. The form requires you to specify the date that you are submitting the report. If you report your holdings other than by means of the form, your report similarly must specify the date you are submitting the report, and it must contain the other information specified in the form.

Quarterly Transactions Reports. Each AP must report in writing to the CCO, within 30 days after the end of each calendar quarter, all transactions in Securities occurring in the quarter in his or her personal accounts and any new personal account established during the most recent calendar quarter. If there were no such transactions or new accounts, the report should state “None”.

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An AP is deemed to be in compliance with these reporting requirements if all the information required is contained in trade confirmations and/or periodic account statements previously provided to the CCO for the time period covered by the quarterly report.

In addition, the Quarterly Transaction Reports shall contain (a) the title and type of security; ticker symbol or CUSIP number; transaction date; number of shares; type of transaction; transaction price; the name of the bank, broker-dealer or financial institution through which the transaction was effected; (c) the date the report is submitted by the AP; and (d) with respect to any account established by the AP in which any securities were held during the quarter for the direct or indirect benefit of the AP: the name of the broker, dealer or bank with whom the AP established the account; the date the account was established; and the date the report is submitted by the AP.

Duplicate Brokerage Statements. All APs must report their transactions in Reportable Securities to the CCO. In most cases, you can satisfy this requirement by arranging for each brokerage firm where you maintain an account containing reportable securities to send the CCO a duplicate copy of the monthly statement for the account.

You are not required to submit a transaction report for purchases pursuant to automatic dividend investment plans.

Pre-Approval of All Security Purchases (Including Private Offering Purchases). APs must not only submit transaction and holdings reports but also obtain the CCO’s prior written approval of any purchase of a Security (in which the AP has a Beneficial Ownership Interest) including securities in a private offering. An approval form is available from the CCO. A private offering purchase will generally include an investment in a hedge fund, other private investment partnership, limited liability company or similar vehicle.

Exempted Securities do not require Pre-Approval. In addition, Security Purchases in a

Discretionary Account and/or Blind Trust do not require Pre-Approval.

Review of Transaction and Holdings Reports. The CCO shall review (or assign other Caspian employees to review) all transaction and holdings reports. The CCO shall appropriately train such reviewers. No reviewer shall be assigned the review of his own reports.

Mutual Fund Compliance. If we manage a mutual fund, the Initial and Annual holdings reports and the Quarterly Transactions reports shall contain (a) all securities held in an account (whether direct or indirect beneficial ownership), including the title and type of security, ticker symbol or CUSIP number, number of shares and principal amount of each security; (b) the name of any broker-dealer or financial institution with which the AP maintains a personal account in which securities are held; and (c) the date the report is submitted by the AP.

5. Short-Term Trading (10 days). No AP may purchase and sell, or sell and purchase, in his or her personal accounts any Security within any period of ten (10) calendar days. The 10-day holding period will be calculated according to a “last-in, first-out” methodology.

6. Duration of Pre-Approvals. Pre-approval remains in effect until the end of the day on which such pre-approval is granted or as otherwise specified by the CCO.

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7. Reporting Violations of this Code

If you become aware of a violation of this Code, or of any other Caspian policy or applicable law, you must report the matter to us, and we encourage you to report possible or potential Code violations. You can report by contacting either the CCO. You may report anonymously if you like, in any suitable manner.

If you wish to register any other complaint or concern related to this Code, or any other Caspian policy or applicable law, you are encouraged to do so, in any of the ways noted above.

We will preserve the anonymity of any reporting employee who so requests, as well as the confidentiality of matters associated with a report or investigation, to the extent reasonably possible in light of our need to investigate reported matters, the requirements of applicable laws and other Caspian policies. If you are concerned about confidentiality, you may report anonymously, as noted above. We will not tolerate any retaliation against any reporting employee.

You must preserve the confidentiality of investigative matters. Only authorized personnel have access to reports or complaints filed pursuant to the methods described above.

We will take necessary steps to stop unlawful or unethical behavior and will take appropriate disciplinary action, including discharge, against those who willfully violate this Code or other Caspian policies, even if such violations do not constitute a violation of law, or for such other reasons as we deem appropriate, including taking action against individuals responsible for failure to reasonably detect a violation or to supervise employees in the fulfillment of their responsibilities in a manner consistent with this Code and other Caspian policies. You must cooperate fully in any investigation of a complaint under this Code or related Caspian policies.

8. Distribution of Code and Acknowledgment of Receipt

A critical aspect of the Code is its effective communication to all Covered Persons. The CCO shall maintain procedures to ensure that every employee is familiar with this Code and related policies. These procedures include:

•	The CCO will give each new hire a copy of the Code, and within 14 days of receipt obtain from the new hire a signed Code Acknowledgment (see below).

•	All employees must at least annually sign the Code Acknowledgement

•	The CCO will meet with all new hires to review specific risk and compliance policies related to their function.

•	The CCO shall provide ongoing training to employees regarding the Code.

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PART B—ADDITIONAL ETHICAL STANDARDS

1. Business Relationship with Institutional Clients

You must avoid any “Personal Business Relationship” with any person who is (or upon election to a public office they are seeking, will be) reasonably likely to be able to influence the initial or continued retention of us as investment manager by a retirement plan or other client. Such persons generally include retirement plan trustees, and consultants that advise plans on selecting investment managers. As indicated above, they may also in some cases include elected officials. Caspian shall avoid such relationships as well.

A Personal Business Relationship is basically any personal business dealing—such as a loan or loan guarantee, investment in a business venture, or purchase of an asset—political contribution or gift, of more than a de minimis amount. A Personal Business Relationship includes any direct or indirect political contribution or gift exceeding $200 in any 12-month period, but excludes reasonable and customary business entertainment. If you plan to make a political contribution or gift to an individual and are uncertain whether he may be able to exert the type of influence described above, you should discuss the matter with the CCO.

2. Confidential Information

Treat all confidential information (“CI”) with care. CI includes any non-public information about our clients (such as their identities, personal and financial information, and accounts with us), and also about us, our Covered Persons, our sub-advisors, our investment strategies and techniques, and the programs, processes, data, plans and strategies you develop as a Covered Person. CI does not need to be marked “confidential” in order to be confidential.

The intentional or inadvertent disclosure of CI can injure our clients and other persons. Limit discussions and disclosure of CI to those Covered Person who have a need to know. The CI you learn or develop at Caspian is our exclusive property. You may not disclose it to any third party without our prior consent, or to advance your or any other person’s interests, either during or after your Caspian tenure.

You must return all CI documents to us upon your departure.

3. Use of Caspian Assets

You are personally accountable for the safekeeping, maintenance and proper and efficient utilization of our assets over which you have control and must protect those assets against loss or damage. We provide a wide variety of assets as resources for our employees in conducting our business, such as computers, communications systems and other equipment and materials. You must use reasonable judgment and discretion so that our assets are used only for legitimate business purposes.

Items such as equipment and supplies should be used only for legitimate business purposes or for charitable purposes authorized by the CCO. In addition, equipment or supplies should not be sold, loaned, given away or otherwise disposed of regardless of condition or value without the prior approval of the CCO.

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4. Computer Security

You must help protect our software applications, data and infrastructure controls from unauthorized use, disclosure or modification, and generally safeguard the data in our information systems.

5. Record Retention

You must observe our Record Retention Policy (in our Compliance Manual), which contains our requirements for identifying, safeguarding, retaining and disposing of our records. Various SEC rules and other laws require us to retain certain records for various periods, particularly trading records. In addition, if litigation or a government investigation or audit is pending, relevant records must not be destroyed until the matter is closed.

Caspian shall maintain all records in accordance with Rule 17j-1 under the ICA and Rules 204A-1 and 204-2 under the IAA.

6. Political Contributions; “Pay to Play”

We and our Covered Persons shall not, directly or indirectly, make contributions to the political campaigns of, or confer any other financial or economic benefit on, those individuals who are involved in making or affecting investment allocation decisions, including elected officials who affect such decisions (“Plan Officials”) of public employee retirement plans (“Client Plans)” (a) to which we are marketing or actively planning to market an investment product or (b) are existing Caspian clients.

In addition, we shall not employ, or compensate in any other way, any Plan Official for two years after the termination of his relationship with the Client Plan, unless he will have no contact with or provide no services to the Client Plan. Further, you shall not, directly or indirectly, engage in any private business dealings with any individual you know to be a Plan Official.

These policies are supplemented by various general provisions of this Code, such as the prohibition on bribes, kickbacks or gifts or other payments to government officials and employees of governmental bodies.

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ACKNOWLEDGMENT

Caspian has provided me with a copy of its Code of Ethics, dated                 , 201     (the Code).

I certify that I:

•	have read and understand the Code.

•	have had an opportunity to ask Caspian any questions about the Code. o agree to comply with the Code.

I acknowledge that the Code is not a contract of employment with Caspian, and that Caspian can change the Code at any time.

Signature:

Print Name:

Date:                     , 201